Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Director of Investor Relations
Salt Lake City, Utah	and External Communications
Harris H. Simmons	Tel: (801) 844-7637
Chairman/Chief Executive Officer	December 22, 2009

ZIONS BANCORPORATION ANNOUNCES PRELIMINARY RESULTS

OF ITS SERIES A PREFERRED STOCK EXCHANGE OFFER

SALT LAKE CITY, December 22, 2009 — Zions Bancorporation (“Zions” or the “Company”) (NASDAQ: ZION) announced today the results of its offer to exchange (the “Exchange Offer”) into shares of Zions’ common stock any and all of its approximately 5.6 million outstanding Depositary Shares representing its Series A Preferred Stock with an aggregate liquidation preference of approximately $140 million. The Exchange Offer expired at 11:59 p.m., New York City time, on December 21, 2009.

The “Depositary Shares” each represent a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) with a liquidation preference of $25.00 per Depositary Share (equivalent to $1,000 per share of Series A Preferred Stock).

According to preliminary information provided by the exchange agent for the exchange offer, D.F. King & Co., Inc., a total of 2,861,493 Depositary Shares, representing shares of Series A Preferred Stock with an aggregate liquidation preference of $71,537,325, were validly tendered and not withdrawn in the exchange offer, representing 51.29 percent of the Depositary Shares outstanding. In the aggregate, Zions will issue 2,816,834 shares of Common Stock, representing approximately 1.96 percent of the Common Stock outstanding (based on the number of shares outstanding as of November 30, 2009), in exchange for the tendered Depositary Shares, with cash in lieu of any fractional shares. In addition, Zions will pay cash for accrued and unpaid dividends to but excluding the settlement date on all Depositary Shares accepted in the Exchange

ZIONS BANCORPORATION

Press Release — Page 2

December 22, 2009

Offer. The Series A Preferred Stock represented by Depositary Shares received in the Exchange Offer will be retired upon receipt. After settlement of the Exchange Offer, 2,718,072 Depositary Shares, representing 67,951.8 shares of Series A Preferred Stock, will remain outstanding.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as Zions’ financial advisors in connection with the Exchange Offer. They were not engaged in order to and did not solicit any holders of Depositary Shares in connection with the Exchange Offer. The financial advisors made no recommendation to holders of Depositary Shares as to whether to exchange or refrain from exchanging their Depositary Shares.

Questions or requests for assistance may be directed to the information agent for the Exchange Offer, D.F. King & Co., Inc., by calling (800) 901-0068 (toll free) or (212) 269-5550 (collect).

The Exchange Offer was made to holders of Depositary Shares in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is not an offer to exchange or a solicitation of an offer to exchange with respect to any securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Offer to Exchange. Any representation to the contrary is a criminal offense.

Forward-Looking Information

This press release contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements, including those contained herein regarding the underwritten public offering of senior unsecured notes, involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2008 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 of the Company filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov).

Except as required by law, including Zions’ obligations under the Securities Exchange Act of 1934 to disclose a material change in the information in the Offer to Exchange, Zions’ does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of the offer to exchange or to reflect the occurrence of unanticipated events. Holders are advised to consult any further disclosures Zions makes on related subjects in the reports and other information that Zions files or furnishes with the Securities and Exchange Commission.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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